Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Jeffery W. Yabuki, President and Chief Executive Officer, Thomas J. Hirsch, Chief Financial Officer, Treasurer and Assistant Secretary, and Lynn S. McCreary, Chief Legal Officer and Secretary, and each of them individually, as her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 and any amendments (including post-effective amendments) or supplements thereto relating to the offering from time to time by Fiserv, Inc. (the “Company”) of debt securities of the Company, shares of common stock, shares of preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units of the Company (collectively, the “Securities”) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission in connection with the registration of the Securities, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 5th day of May, 2015.

/s/ Alison Davis
Alison Davis